Exhibit 10.18.1

LIMITED PARTNERSHIP UNIT PURCHASE AGREEMENT

LIMITED PARTNERSHIP UNIT PURCHASE AGREEMENT (this "Agreement") dated as of November 30, 2010, by and among MDC PARTNERS INC., a Canadian corporation (the "Purchaser"), NEWPORT PARTNERS HOLDINGS LP, an Ontario limited partnership ("Newport"), CAP C LP HOLDCO INC., an Ontario corporation ("Communications Holdco"), 2265178 ONTARIO LIMITED ("Capital C Holdco"), an Ontario corporation, TONY CHAPMAN and VICTORIA CALVERLEY, each an individual resident in the Province of Ontario (collectively, the "Cap C Principals" and each  a "Cap C Principal").

WITNESSETH:

WHEREAS, in order to facilitate a sale to the Purchaser, each of Newport and the Cap C Principals have caused Capital C Partners LP ("CLP") to be formed for the purpose of demerging the businesses of Capital C Communications LP ("Cap C LP"), which consisted of a technology based, customer relationship business and related database marketing services business (the "Kenna Business") and the separate business of rendering advertising, customer relationship, marketing or communications services (the "Cap C Business") (see reorganization chart attached as Exhibit A (the "Reorganization");

AND WHEREAS immediately prior to the execution and delivery of this Agreement, Newport, Communications Holdco, the Cap C Principals and Glenn Chilton and Paul Quigley (the "Kenna Principals") consummated the transactions contemplated by the Reorganization.  In connection with such Reorganization, Newport and the Cap C Principals caused Cap C LP to transfer all of the assets utilized as part of the Cap C Business (the "Acquired Cap C Assets") and certain disclosed liabilities and obligations of the Cap C Business to CLP, pursuant to an Assignment and Assumption Agreement, and certain ancillary documents (collectively, the "Conveyance Documents") following which Cap C LP was dissolved;

AND WHEREAS, immediately following the Reorganization, Newport holds 67.13% of the limited partnership units of CLP (the "Purchased Units"), and the Purchaser wishes to purchase the Purchased Units from Newport, such that after giving effect to such purchase, the Purchaser will own 67.13% of CLP and the Cap C Principals will own 32.87% of CLP, indirectly through their equity interest in Communications Holdco;

AND WHEREAS simultaneous with the execution and delivery of this Agreement, the Purchaser, Capital C Holdco, the Cap C Principals and CLP are executing and delivering an amended and restated limited partnership agreement in respect of CLP;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I
SALE OF THE PURCHASED UNITS

Section 1.1        Sale of the Purchased Units.  Subject to the terms and conditions herein stated, Newport agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date (as defined in Section 2.2), and the Purchaser agrees to purchase from Newport on the Closing Date, the Purchased Units.

ARTICLE II
PURCHASE PRICE AND CLOSING

Section 2.1        Purchase Price.

2.1.1                Purchase Price.  In full consideration for the purchase by the Purchaser of the Purchased Units, the purchase price (the "Purchase Price") shall be calculated and paid by the Purchaser to Newport, as set forth below.

(a)           Closing Payment.  At the Closing, the Purchaser shall pay to Newport an amount equal to CDN $10,000,000.

(b)           Payment of Purchase Price.  At the Closing, the Purchaser shall pay the Purchase Price by wire transfer of immediately available funds as follows:

(i)	$9,440,000 to the order of DB Newport LLC (as successor to Fortress Credit Corp.); and

(ii)	an amount equal to $560,000 to Newport.

(c)           For the purposes of any wire transfers contemplated in this Agreement, the following particulars of accounts into which funds are to be issued:

(i)	in respect of Fortress Credit Corp.:

Destination Bank:	TD Canada Trust
55 King Street West, Toronto, ON
Bank No.:	004
Transit No.:	10202
Account No.:	0690-5364551
SWIFT Code:	TDOMCATTTOR
Beneficiary:	Torys LLP, in Trust
Client Contact:	Amanda Balasubramanian
(416) 865-8137

(ii)	in respect of Newport:

Destination Bank:	Royal Bank of Canada
Main Branch Royal Bank Plaza
200 Bay Street, Toronto, ON
Bank No.:	003
Transit No.:	00002
Account No.:	103-328-1
SWIFT Code:	ROYCCAT2
Beneficiary:	Newport Partners Holdings LP
Client Contact:	Suzanne Corkery
(416) 867-7533

Section 2.2        Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement on the date hereof, at the offices of Fogler, Rubinoff LLP, 95 Wellington Street West, Suite 1200, Toronto, Ontario, M5J 2Z9, or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto (such date is herein referred to as the "Closing Date").

Section 2.3        Third Party Consents. Anything in this Agreement to the contrary notwithstanding, in the event an assignment or purported assignment to CLP of any of the agreements, contracts or commitments of the Cap C Business pursuant to the Conveyance Documents or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in CLP receiving all of the rights thereunder, such agreement, contract or commitment shall be deemed not to have been assigned to CLP.  In those circumstances, if requested by the Purchaser, after the Closing, each Cap C Principal will use their best efforts to obtain any such consent (excluding the payment of any fees).  If such consent is not obtained and is required to effectively assign any agreement, contract or commitment to CLP, the Cap C Principals will cooperate to provide CLP with the full claims, rights and benefits thereunder, including enforcement at the cost and for the benefit of CLP of any and all rights of Communications Holdco, against a third party thereto arising out of the breach or cancellation by such third party or otherwise, and any amount received by Communications Holdco in respect thereof shall be held for and paid over to CLP.

Section 2.4        Further Assurance; Post-Closing Cooperation. Newport and the Cap C Indemnitors (as defined in Article III.B) will, from time to time, at the reasonable request of the Purchaser, whether at or after the Closing Date, execute and deliver such other and further instruments of conveyance, assignment, transfer and consent reasonably required for the conveyance, assignment and transfer of the Assets (as defined in the Conveyance Documents) pursuant to the Conveyance Documents.  Following the Closing, upon reasonable advance notice, each party will afford each other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to Newport or the Cap C Indemnitors or any of the Cap C Indemnitors' respective subsidiary entities, if any, in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party strictly in connection with (i) the preparation of tax returns, (ii) the determination and enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority (as defined in Section 3.1.2), (iv) any actual or threatened action or proceeding, and (v) the verification of the "Assets" and "Assumed Liabilities" (as such terms are defined in the Conveyance Documents), in each case only to the extent relating to the Cap C Business.

ARTICLE III
REPRESENTATIONS OF NEWPORT, COMMUNICATIONS HOLDCO,
CAPITAL C HOLDCO AND THE CAP C PRINCIPALS

A.  Newport represents and warrants to the Purchaser, as follows:

Section 3.1        Execution and Validity of Agreements; Restrictive Documents.

3.1.1         Execution and Validity.  Newport has the full legal right and capacity to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Newport and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Newport, enforceable against Newport in accordance with its terms.

3.1.2         No Restrictions.  There is no suit, action, claim, investigation or inquiry by any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of Canada, any foreign country or any domestic or foreign state, county, city or other political subdivision ("Governmental or Regulatory Authority"), and no legal, administrative or arbitration proceeding is pending or, to Newport's knowledge, threatened against Newport with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by Newport in connection with the transactions contemplated hereby.

3.1.3         Non-Contravention.  The execution, delivery and performance by Newport of its obligations hereunder and the consummation of the transactions contemplated hereby, will not as of the Closing Date: (a) result in the violation by Newport of any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit or license (collectively, "Orders"), of any Governmental or Regulatory Authority, applicable to Newport, or (b) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require Newport to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Newport, under any of the terms, conditions or provisions of any agreement, commitment, lease, license, evidence of indebtedness, letter of credit, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession, or other instrument, obligation or agreement of any kind, written or oral (collectively, the "Newport Contracts"), to which Newport is a party or by which Newport or any of its assets or properties are bound.

3.1.4         Approvals and Consents.  Other than the consents required pursuant to the Credit Agreement (as defined below) to the Reorganization and any corporate or partnership consents required for the Reorganization, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Newport Contract for the execution and delivery of this Agreement by Newport, the performance by Newport of its obligations hereunder or the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term "Credit Agreement" means that certain Credit Agreement dated as of December 7, 2006 by and among Newport Finance Corp., as borrower, Newport, Newport Private Yield LP, NPY GP Trust, Newport Partners Commercial Trust, Newport Partners Trustee Inc., Newport Partners GP Inc. and NPY Beneficiary Inc., as parent obligors, DB Newport LLC (as successor to Fortress Credit Corp.), as administrative agent and the lenders from time to time party thereto (as amended by the First Amendment to Credit Agreement dated as of May 9, 2007, the Second Amendment to the Credit Agreement dated as of July 5, 2007, the Third Amendment to Credit Agreement and Consent dated as of January 7, 2008 and the Fourth Amendment to Credit Agreement and Consent dated September 30, 2008).

3.1.5         Limited Partnership Units; Equity Ownership; No Options or Restrictions.  Newport owns of record and beneficially has valid title to 67.13% of the limited partnership units of the CLP, which constitute the Purchased Units, and such ownership shall be free and clear of all Liens except for those Liens in respect of which the personal property security registrations set out on Schedule 3.1.5 have been filed, which Liens shall not apply in respect of the Purchased Units, as confirmed by evidence to be delivered pursuant to Section 5.10 hereof.

B.  Communications Holdco, Capital C Holdco and the Cap C Principals (the "Cap C Indemnitors"), jointly and severally, represent and warrant to the Purchaser, as follows:

Section 3.2     Existence and Good Standing.

3.2.1         Full Power.  Each of Communications Holdco, Capital C Holdco and the Cap C Principals has the full power and authority to enter into this Agreement and the Conveyance Documents and to perform their respective obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Conveyance Documents by Communications Holdco, and the consummation by such parties of the transactions contemplated hereby and thereby have been duly authorized by all required company action on behalf of such parties.  This Agreement and the Conveyance Documents have been duly and validly executed and delivered by Communications Holdco and constitute a legal, valid and binding obligation of Communications Holdco, enforceable against it in accordance with their terms.  Communications Holdco, Capital C Holdco and the CLP are each duly organized and are each validly existing under the laws of the Province of Ontario, with the full power and authority to own their respective properties and to carry on their respective businesses, including the Cap C Business, all as and in the places where such properties are now owned or operated or such businesses are now being conducted except where such failure to qualify would not have a material adverse effect on the respective businesses.  The CLP, Capital C Holdco and Communications Holdco are each duly qualified, licensed or admitted to do business and each of them is in good company and tax standing in the jurisdictions set forth on Schedule 3.2.1, which are the only jurisdictions in which the ownership, use or leasing of their respective assets and properties, or the conduct or nature of their respective businesses, makes such qualification, licensing or admission necessary.

3.2.2         Capital Stock; Equity Ownership; No Options or Restrictions; Subsidiaries and Investments.  There are no outstanding subscriptions, options, warrants, rights (including "phantom stock rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any equity or ownership or proprietary interest of the CLP, or which grants any Person other than the Cap C Principals and Newport the right to share in the earnings of the CLP.  The CLP does not, directly or indirectly, own any equity interest in or have any voting rights with respect to any Person.  There are no outstanding subscriptions, options, rights, warrants, calls, commitments or arrangements of any kind to acquire any of the Purchased Units and there are no agreements or understandings with respect to the sale or transfer of any of the Purchased Units other than this Agreement. There is no suit, action, claim, investigation or inquiry by any Governmental or Regulatory Authority, and no legal, administrative or arbitration proceeding pending or threatened, against Communications Holdco, the CLP, the Cap C Principals or any of the Purchased Units, with respect to the execution, delivery and performance of this Agreement or the Conveyance Documents or the transactions contemplated hereby or thereby or any other agreement entered into by Newport in connection with the transactions contemplated hereby or thereby.

3.2.3         Litigation.  Except as set forth on Schedule 3.2.3, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Cap C Principals, Capital C Holdco or Communications Holdco, any investigation by) any Governmental or Regulatory Authority, pending or, to the knowledge of the Cap C Principals, Capital C Holdco or Communications Holdco, threatened, against the Cap C Principals, Capital C Holdco or Communications Holdco with respect to this Agreement or the transactions contemplated hereby or by the Conveyance Documents, or any other agreement entered into by the CLP, Capital C Holdco or Communications Holdco in connection with the transactions contemplated hereby, or against or affecting the Cap C Business or the assets transferred to the CLP pursuant to the Conveyance Documents; and no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation.  None of the Cap C Principals, Capital C Holdco or Communications Holdco is subject to any Order entered in any lawsuit or proceeding.

3.2.4         Compliance with Laws.  Each of the Cap C Principals, Capital C Holdco and Communications Holdco is in compliance with all applicable Laws and Orders, except in each case where the failure to so comply would not reasonably be expected to have a Material Adverse Effect (as defined below). Each of the Cap C Principals, Capital C Holdco and Communications Holdco has all Required Permits, except where the failure to have such Required Permits would not reasonably be expected to have a Material Adverse Effect.  All of such Required Permits are in full force and effect and no action or claim is pending, nor to the knowledge of Communications Holdco, the Cap C Principals or Capital C Holdco threatened, to revoke or terminate any such Required Permit or declare any such Required Permit invalid in any respect. For the purposes of this Agreement, (a) the term "Material Adverse Effect" means, in respect of any Person, any effect or effects that are materially adverse to the operations, business, prospects, assets or financial condition of such Person, and (b) the term "Required Permits" means, collectively, in respect of any Person, all permits, licenses, and other government certificates, authorizations and approvals required by any Governmental or Regulatory Authority for the operation of such Person's business.

3.2.5         Non-Contravention; Approvals and Consents.  The execution, delivery and performance by the Cap C Principals, Communications Holdco and Capital C Holdco of their respective obligations under this Agreement and the Conveyance Documents and the consummation of the transactions contemplated hereby and thereby, as applicable, will not (a) violate, conflict with or result in the breach of any provision of the declaration and limited partnership agreement (or other comparable documents) of Communications Holdco or Capital C Holdco; (b) result in the violation by Communications Holdco, the Cap C Principals and Capital C Holdco of any Laws or Orders of any Governmental or Regulatory Authority, or (c) if the consents and notices set forth in Schedule 3.2.5 are obtained, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require Communications Holdco, the Cap C Principals or Capital C Holdco to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of their respective assets or properties, or under any of the terms, conditions or provisions of any Contract (as defined in Section 3.2.12) to which Communications Holdco, the Cap C Principals or Capital C Holdco is a party or by which Communications Holdco, the Cap C Principals or Capital C Holdco or any of their respective assets or properties are or were bound. Except as set forth in Schedule 3.2.5, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Communications Holdco, the Cap C Principals or Capital C Holdco is a party, or by which their respective assets or properties were or are bound, for the execution and delivery of this Agreement or the Conveyance Documents, the performance by Communications Holdco, the Cap C Principals or Capital C Holdco of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

C.           Each of Newport and the Cap C Indemnitors (jointly and severally as among the Cap C Indemnitors) and severally between Newport and the Cap C Indemnitors, represent and warrant to the Purchaser, as follows:

3.2.6         Financial Statements and No Material Changes.

(a)           Schedule 3.2.6(a)(i) sets forth (i) the unaudited balance sheets of the Cap C Business as at December 31, 2008 and December 31, 2009 and the related unaudited statements of operations for the fiscal years then ended, and (ii) the unaudited balance sheets of the Cap C Business as at October 31, 2010 (the "Balance Sheet") and the related unaudited statements of operations for the ten months then ended.  Such financial statements have been prepared in accordance with GAAP throughout the periods indicated except as set forth on Schedule 3.2.6(a)(ii).  Each balance sheet fairly presents the financial condition of the entity or entities included within such balance sheet, at the respective date thereof, and reflects all claims against and all debts and liabilities of such entities, fixed or contingent, as at the respective date thereof, required to be shown thereon under GAAP and the related statements of operations fairly present the results of operations for the respective period indicated.  Except for the transactions consummated pursuant to the Conveyance Documents, since October 31, 2010 (the "Balance Sheet Date"), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects of Cap C LP and the Cap C Business.

(b)           Schedule 3.2.6(b)(i) sets forth (i) the unaudited consolidated balance sheets for Cap C LP as at December 31, 2008 and December 31, 2009, and the related unaudited consolidated statements of operations for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of Cap C LP as at September 30, 2010 (the "Current Balance Sheet") and the related unaudited consolidated statements of operations for the nine months then ended.  Such financial statements have been prepared in accordance with GAAP throughout the periods indicated except as set forth on Schedule 3.2.6(b)(ii).  Each balance sheet fairly presents the financial condition of the entity or entities included within such balance sheet, at the respective date thereof, and reflects all claims against and all debts and liabilities of such entities, fixed or contingent, as at the respective date thereof, required to be shown thereon under GAAP and the related statements of operations fairly present the results of operations for the respective period indicated.  Except for the transactions consummated pursuant to the Conveyance Documents, since September 30, 2010 (the "Current Balance Sheet Date"), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects of Cap C LP and the Cap C Business.

3.2.7         Books and Records.  The Cap C Principals have delivered to the Purchaser complete and correct copies of the partnership declaration and the partnership agreement of the CLP in effect immediately prior to the execution of this Agreement.

3.2.8         Title to Properties; Encumbrances.  The CLP has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all the properties and assets owned or used in the Cap C Business, including, without limitation: (a) all the properties and assets reflected in the Balance Sheet; (b) all the properties and assets purchased or otherwise contracted for by the CLP since the Balance Sheet Date (except for properties and assets reflected in the Balance Sheet or acquired or otherwise contracted for since the Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business); and (c) all monies received from clients of the Cap C Business (including, without limitation, all monies received in connection with the Cap C Business' media purchase obligations on behalf of its clients), in each case free and clear of all Liens, except for Liens set forth on Schedule 3.2.8.

3.2.9         No Prior Activities.  The CLP was created in order to facilitate a sale to the Purchaser and solely for the purpose of engaging in the transactions contemplated by the Conveyance Documents and this Agreement.  The CLP has not engaged in any activities other than in connection with its formation, the negotiation, execution and delivery of this Agreement, the Conveyance Documents and the CLP partnership agreement, and the consummation of the transactions contemplated hereby and thereby.  Except for liabilities incurred in connection with its formation and the consummation of the transactions contemplated by this Agreement, the Conveyance Documents and the CLP partnership agreement, the CLP has not incurred any liabilities or entered into any agreements or arrangements with any Person.

3.2.10       Owned Real Property.  The CLP does not own any real property (including ground leases) or hold a freehold interest in any real property or any option or right of first refusal or first offer to acquire any real property.

3.2.11       Leased Real Property.  Schedule 3.2.11 contains an accurate and complete list of all real property leases, subleases, real property licenses and other occupancy agreements, including without limitation, any modification, amendment or supplement thereto and any other related document or agreement executed or entered into by the CLP, or by Cap C LP in relation to the Cap C Business and assigned to the CLP pursuant to the Conveyance Documents, to which the CLP is a party (as lessee, sublessee, lessor, sublessor, licensor or licensee) (each individually, a "Real Property Lease" and collectively, the "Real Property Leases").  Each Real Property Lease is valid, binding and in full force and effect; all rents and additional rents and other sums, expenses and charges due thereunder to date on each Real Property Lease have been paid; and the lessee has been in peaceable possession since the commencement of the original term of each Real Property Lease and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor.  There exists no default or event of default by Cap C LP or the CLP or to the knowledge of Newport or the Cap C Principals by any other party to any Real Property Lease; and there exists no occurrence, condition or act (including the purchase of the Purchased Units hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by Cap C LP or the CLP under any Real Property Lease, and there are no outstanding claims of breach or indemnification or notice of default or termination of any Real Property Lease.  Cap C LP held and the CLP now holds the leasehold estate on all the Real Property Leases free and clear of all Liens except as set forth on Schedule 3.2.11.  The real property leased by Cap C LP and/or the CLP is in a state of good maintenance and repair (ordinary wear and tear excepted), adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased real properties.  Cap C LP was, and the CLP now is, in physical possession and actual and exclusive occupation of the whole of each of its leased properties.  No environmental claim has been made against Cap C LP or the CLP with respect to any Real Property Lease.  Neither Cap C LP nor the CLP owes any brokerage commission with respect to any of the Real Property Leases.

3.2.12       Contracts.  For purposes of this Agreement, the term "Contract" shall mean any written agreement, commitment, lease, license, evidence of indebtedness, letter of credit, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession, or other instrument, obligation or agreement of any kind. Schedule 3.2.12 hereto contains an accurate and complete list of the following Contracts to which the CLP is currently a party or Cap C LP was a party prior to the assignment of the same to the CLP pursuant to the Conveyance Documents (and Schedule 3.2.12 indicates if a listed item has not been assigned as of the Closing Date (in which case, Section 2.3 shall apply) to and assumed by the CLP pursuant to the Conveyance Documents): (a) all Plans (as such term is defined in Section 3.2.24), (b) any personal property lease with a fixed annual rental of $10,000 or more, (c) any Contract relating to capital expenditures which involves payments of $50,000 or more in any single transaction or series of related transactions, (d) any Contract relating to the making of a loan or advance to or investment in, any other Person, (e) any agreement, instrument or arrangement evidencing or relating in any way to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of loan, purchase money obligation, guarantee (other than the endorsement of negotiable instruments for collection in the ordinary course of business), conditional sale, purchase or otherwise, (f) any management service, employment, consulting or similar type of Contract which is not cancelable by the CLP or Cap C LP without penalty or other financial obligation within 30 days, (g) any Contract limiting the CLP's freedom to engage in any line of business or to compete with any other Person, including, without limitation, any agreement limiting the ability of the CLP or Cap C LP or any of their respective affiliates to take on competitive accounts during or after the term thereof, (h) any collective bargaining or union agreement, (i) any Contract between the CLP, on the one hand, and any officer or director thereof, on the other hand, not covered by subsection (f) above (including indemnification agreements), (j) any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements or agreements with clients entered into in the ordinary course of business), (k) any agreement with respect to any Intellectual Property (as defined in Section 3.2.17) other than "shrink-wrap" and similar end-user licenses, (l) any agreement with a client required to be listed on Schedule 3.2.21, (m) any agreement, indenture or other instrument which restricts the ability of the CLP or any of its subsidiaries to make distributions in respect of its equity, (n) any joint venture agreement involving a sharing of profits not covered by clauses (a) through (m) above, (o) any Contract (not covered by another subsection of this Section 3.2.12) which involves $50,000 or more over the unexpired term thereof and is not cancelable by the CLP, without penalty or other financial obligation within 30 days; provided, however, Contracts of a similar nature which individually do not involve $50,000 but in the aggregate involve $50,000 or more over the unexpired terms shall also be set forth on Schedule 3.2.12, (p) any Contract with a media buying service; provided, however, commitments to purchase media in the ordinary course of business do not have to be set forth on Schedule 3.2.12, and (q) any agreement (not covered by another subsection of this Section 3.2.12) between the CLP, on the one hand, and any member of the CLP, on the other hand. Notwithstanding anything to the contrary contained above, (x) commitments to media and production expenses which are fully reimbursable from clients, and (y) estimates or purchase orders given in the ordinary course of business relating to the execution of projects, do not have to be set forth on Schedule 3.2.12. Each Contract which has been assigned to and assumed by the CLP pursuant to the Conveyance Documents, including without limitation, those required to be set forth on Schedule 3.2.12, is in full force and effect, and there exists no default or event of default by the CLP or Cap C LP or, to the knowledge of Newport or the Cap C Principals, by any other party, or occurrence, condition, or act (including the purchase of the Purchased Units hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by the CLP, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such Contract.

3.2.13       Litigation. Except as set forth on Schedule 3.2.13, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of Newport, the Cap C Principals, Capital C Holdco or Communications Holdco, any investigation by) any Governmental or Regulatory Authority, pending or, to the knowledge of the Cap C Principals, Capital C Holdco or Communications Holdco, threatened, against the CLP, the Cap C Business or Cap C LP with respect to this Agreement or the transactions contemplated hereby or by the Conveyance Documents, or any other agreement entered into by the Cap C Business in connection with the transactions contemplated hereby, or against or affecting the Cap C Business, and no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation.  The Cap C Business is not subject to any Order entered in any lawsuit or proceeding.

3.2.14       Taxes.  Cap C LP has timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, all federal and provincial tax or information returns required under the statutes, rules or regulations of such jurisdictions to be filed by it for all fiscal periods of Cap C LP. The term "Taxes" means taxes, duties, charges or levies of any nature imposed by any taxing or other Governmental or Regulatory Authority, including without limitation income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees' income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker's compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable by Cap C LP pursuant to the Income Tax Act (Canada) (the "ITA") or any similar provision of provincial or foreign law, but only to the extent that such Taxes relate to or are in connection with the Cap C Business which has been heretofore carried on by Cap C LP.  All Taxes shown on said returns to be due and all other Taxes due and owing (whether or not shown on any Tax return) have been paid and all additional assessments received prior to the date hereof have been paid or are being contested in good faith, in which case, such contested assessments are set forth on Schedule 3.2.14.  Cap C LP has collected all sales, use, goods and services, harmonized or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate taxing authority within the prescribed time periods.  Cap C LP has withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, members, residents and non-residents and remitted or will remit the same to the appropriate taxing authorities within the prescribed time periods.  Newport and/or the Cap C Principals have delivered or caused to be delivered to the Purchaser correct and complete copies of all federal or provincial income tax returns or information returns filed with respect to Cap C LP that were requested by the Purchaser.  Except as set forth on Schedule 3.2.14, none of the federal or provincial income tax returns or information returns of Cap C LP have, to the knowledge of Newport, Communications Holdco or the Cap C Principals, ever been audited by the Canada Revenue Agency or any other Governmental or Regulatory Authority.  None of Newport, the Cap C Principals or Communications Holdco are non-residents of Canada within the meaning of the ITA.

3.2.15       Liabilities.  Except as incurred in the ordinary course since October 31, 2010 or as set forth in the Conveyance Documents, the Balance Sheet, the Current Balance Sheet or on Schedule 3.2.15, neither the Cap C Business, the CLP nor Cap C LP has any outstanding claims, liabilities or indebtedness of any nature whatsoever as to which the Cap C Business, the CLP or Cap C LP is or may become responsible (collectively in this Section 3.2.15, "Liabilities"), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due.

3.2.16       Insurance.  Schedule 3.2.16 contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby) of all liability, property, workers' compensation and other insurance policies currently in effect that insure the property, assets and employees of the Cap C Business, including but not limited to the property, assets, business and employees of Cap C LP that were transferred to the CLP pursuant to the Conveyance Documents (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and neither Cap C LP, the Cap C Business nor the CLP has received any notice of cancellation or termination in respect of any such policy or default thereunder.  Neither Cap C LP, the Cap C Business nor the CLP, or to the knowledge of Newport, the Cap C Principals or Communications Holdco, the Person to whom such policy has been issued, has received notice that any insurer under any policy referred to in this Section 3.2.16 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.  Within the last two years neither Cap C LP, the Cap C Business nor the CLP has filed for any claims exceeding $25,000 against any of its insurance policies, exclusive of automobile and health insurance policies. None of such policies shall lapse or terminate by reason of the transactions contemplated by this Agreement or the Conveyance Documents and all such policies shall continue in effect after the Closing Date for the benefit of the CLP.  Neither Cap C LP, the Cap C Business nor the CLP has received any notice of cancellation of any such policy.  Neither Cap C LP, the Cap C Business nor the CLP has received written notice from any of its insurance carriers that any premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.2.16 will not be available in the future on substantially the same terms now in effect, unless as a result of the Reorganization or the change of control contemplated herein. Neither Cap C LP, the Cap C Business nor the CLP has been refused any insurance or required to pay higher than normal or customary premiums, nor has its coverage been limited by any insurance carrier to which it has applied for insurance during the last three years.

3.2.17       Intellectual Property.

Definitions. For purposes of this Agreement, the following terms have the following definitions:

(a)           "Intellectual Property" shall include, without limitation, any or all of the following and all rights associated therewith: (a) all domestic and foreign patents, and applications therefor, and all reissues, re-examinations, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements; (c) trade secrets, confidential and proprietary information, know how, technology, technical data and customer lists, financial and marketing data, pricing and cost information, business and marketing plans, databases and compilations of data, rights of privacy and publicity, and all documentation relating to any of the foregoing; (d) all copyrights, copyright registrations and applications therefor, unregistered copyrights, the content of all World Wide Web sites of a Person and all other rights corresponding thereto throughout the world; (e) all mask works, mask work registrations and applications therefor; (f) all industrial designs and any registrations and applications therefor; (g) all trade names, corporate names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (h) any and all Internet domain names and Web sites (including all software and applications, and all components and/or modules thereof), used in connection therewith; and (i) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

(b)           "Intellectual Property of the CLP" shall mean any Intellectual Property that is owned by the CLP (including Intellectual Property transferred by Cap C LP to the CLP pursuant to the Conveyance Documents), including Registered IP and Unregistered IP.

(c)           "Licensed Intellectual Property" means any Intellectual Property owned by another Person that is used by the CLP in the operation of the Cap C Business, including Off-the-Shelf Software (as defined below), but excluding rights in or to materials created for clients of the Cap C Business, to the extent to which such (x) client of the Cap C Business is the first owner of copyright in such materials or (y) the materials are subject to a written assignment of copyright in favour of clients of the Cap C Business.

3.2.18       Representations. Except as set forth on Schedule 3.2.18, all of the Intellectual Property of Cap C LP used in the Cap C Business was transferred to the CLP pursuant to the Conveyance Documents. Schedule 3.2.18 hereto contains an accurate and complete list of all the Intellectual Property of the CLP and the Licensed Intellectual Property including, without limitation, (a) patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, domain names, applications for registered service marks, logos, registered copyrights and applications for registered copyrights, and all registered design rights and applications thereto which are owned by the CLP (the "Registered IP"), (b) all unregistered trademarks, unregistered service marks and material unregistered copyrights and all designs which are owned by the CLP (the "Unregistered IP") and (c) all Licensed Intellectual Property that is material to the operation of the Cap C Business, other than widely distributed off-the-shelf applications subject to shrink-wrap and similar non-negotiated end-user license agreements ("Off-the-Shelf Software"). Except as set forth on Schedule 3.2.18, the registrations and applications of the Registered IP listed on Schedule 3.2.18, are in the name of Cap C LP, and are valid, in proper form, enforceable and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent and Internet domain names, copyrights and trademark authorities in the United States or other jurisdictions where the Cap C Business is conducted for the purposes of maintaining such Intellectual Property registrations, and applications therefor, and no actions (including filing of documents or payments of fees) are due within ninety (90) days after the Closing.  No registration, or application therefor, for any of the Registered IP has lapsed, expired, or been abandoned, and no such registrations, or applications therefor, are the subject of any opposition, interference, cancellation, or other legal, quasi-legal, or governmental proceeding pending before any governmental, registration, or other authority in any jurisdiction. Except as set forth on Schedule 3.2.18, (i) the CLP is the sole and exclusive owner of all rights, title and interest in and to the Intellectual Property of the CLP, free and clear of all Liens, (ii) no Person has any rights to use any of the Intellectual Property of the CLP, (iii) neither Cap C LP nor the CLP has granted to any Person, or authorized any Person to retain, any ownership in the Intellectual Property of the CLP, and (iv) all Licensed Intellectual Property in the CLP's possession or used in the operation of the Cap C Business has been properly licensed from the owner of such Intellectual Property, and the CLP possesses all license agreements, certificates or documentation sufficient to substantiate such rights, and the CLP is in compliance with, and Cap C LP has not in the past violated, such license agreements.  Except as set forth on Schedule 3.2.18, the consummation of the transactions contemplated hereby will not result in any loss or impairment of the CLP's rights to own or use any Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property. To the knowledge of Newport, the Cap C Principals or Communications Holdco, the operation of the Cap C Business and use of all Intellectual Property therein does not infringe the Intellectual Property of any other Person. There are no proceedings pending or, to the knowledge of Newport, the Cap C Principals or Communications Holdco, threatened against Cap C LP, the Cap C Business or the CLP with respect to the Intellectual Property, or with respect to any other Intellectual Property, alleging the infringement or misappropriation by Cap C LP, the Cap C Business or the CLP of any Intellectual Property of any Person, and neither Cap C LP, the Cap C Business nor the CLP has received notice from any Person that the operation of the Cap C Business infringes the Intellectual Property of any Person.  There are no claims pending or, to the knowledge of Newport, the Cap C Principals or Communications Holdco, threatened challenging the validity of any Intellectual Property of the CLP or any Intellectual Property used by the CLP in the conduct of the Cap C Business. Neither Cap C LP, the Cap C Principals nor the CLP has entered into or is otherwise bound by any consent, forbearance or any settlement agreement which limits the rights of the CLP to use the Intellectual Property of the Cap C Business.  To the knowledge of Newport, the Cap C Principals or Communications Holdco, no Person is infringing or misappropriating any of the Intellectual Property of the Cap C Business. All Intellectual Property of the Cap C Business was either developed (a) by employees of Cap C LP within the scope of such employee's employment duties; or (b) by independent contractors or other third parties who have assigned all of their rights therein to Cap C LP pursuant to a written agreement, and all such employees, independent contractors, and other third parties have waived, pursuant to a written agreement, their moral rights in all such Intellectual Property in favour of the CLP or Cap C LP.  Except as set forth on Schedule 3.2.18, the Intellectual Property of the CLP does not contain any software licensed under terms which require, as a condition of the use, modification, or distribution of such software, that other software incorporated into, derived from, or distributed with such software: (x) be disclosed or distributed in source code form; (y) be licensed under terms that permit making derivative works; or (z) be redistributable at no charge to subsequent licensees.

3.2.19       Privacy and Security.  All information or data of any kind relating to the Cap C Business possessed by the CLP, including but not limited to, personally identifiable information collected from consumers ("PII"), aggregate or anonymous information collected from consumers ("Non-PII") and employee data relating to the Cap C Business or possessed by the CLP (collectively, "Data"), has been collected, by Cap C LP, the Cap C Business or the CLP, and is being maintained, stored, processed and used by the CLP in connection with the Cap C Business, in compliance with all Laws and Orders.  Cap C LP and the CLP have at all times presented a privacy policy ("Privacy Policy") to consumers prior to the collection of any PII or Non-PII online.  The Privacy Policy, and any other representations, marketing materials and advertisements that address privacy issues and the treatment of PII and Non-PII, accurately and completely describe Cap C LP, the Cap C Business and the CLP's respective information collection and use practices, and no such notices or disclosures have been inaccurate, misleading or deceptive.  Neither Cap C LP nor the CLP has collected or received any PII from children under the age of 13 without verifiable parental consent or directed any of its websites to children under the age of 13 through which such PII could be obtained.  Cap C LP and the CLP have stored and maintained all Data in a secure manner, using commercially reasonable technical measures, to assure the integrity and security of the Data and to prevent loss, alteration, corruption, misuse and unauthorized access to such Data.  There has been no unauthorized use, access to or disclosure of any Data.  Neither Cap C LP nor the CLP has received any claims, notices or complaints regarding its information practices or use of Data.  The consummation of the transactions contemplated hereby will not result in any loss or impairment of the rights to own and use any Data, nor will such consummation require the consent of any third party in respect of any Data.

3.2.20       Compliance with Laws. The Cap C Business (including the business conducted by Cap C LP) has been conducted, in compliance with all applicable Laws and Orders, except in each case where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. The Cap C Business has all Required Permits except where the failure to have such Required Permits would not reasonably be expected to have a Material Adverse Effect.  All of such Required Permits are in full force and effect and no action or claim is pending, nor to the knowledge of Newport or Communications Holdco, threatened, to revoke or terminate any such Required Permit or declare any such Required Permit invalid in any respect.

3.2.21       Client Relations.  Schedule 3.2.21 sets forth (a) the ten (10) largest clients of the Cap C Business (measured by revenues), and the revenues from each such client and from all clients (in the aggregate) for the calendar year ended December 31, 2009 and (b) the clients projected to be the ten (10) largest clients (measured by revenues) of the Cap C Business based on its current profit plan for the twelve months ending December 31, 2010 and 2011, together with the estimated revenues from each such client and all clients (in the aggregate) for such periods.  Communications Holdco represents that the estimated revenues set forth on Schedule 3.2.21 were made in good faith and on a reasonable basis.  Except as set forth on Schedule 3.2.21, no client of the Cap C Business has advised Communications Holdco, the CLP or any Cap C Principal in writing that it is (x) terminating or considering terminating the handling of its business by Cap C LP or the CLP or in respect of any particular product, project or service or (y) planning to reduce its future spending with Cap C LP, the Cap C Business or the CLP in any material manner; and no client has orally advised the CLP, Communications Holdco, the Cap C Business or any Cap C Principal of any of the foregoing events.

3.2.22       Accounts Receivable; Work-in-Process; Accounts Payable.  The amount of all work-in-process, accounts receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of the Cap C Business and which was transferred to the CLP pursuant to the Conveyance Documents, as being due to the Cap C Business and reflected on the Balance Sheet and the Closing Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and will be good and collectible in full (less the amount of any provision, reserve or similar adjustment therefor reflected on the Balance Sheet and the Closing Balance Sheet) in the ordinary course of business, and none of the accounts receivable or other debts (or accounts receivable arising from any such work-in-process or unbilled invoices) is or will be subject to any counterclaim or set-off except to the extent of any such provision, reserve or adjustment.  The accounts payable set forth on the Balance Sheet, and the accounts payable incurred since the Balance Sheet Date through the Closing Date, represent trade payables resulting from bona fide transactions incurred in the ordinary course of business. There has been no change since the Balance Sheet Date in the amount or aging of the work-in-process, accounts receivable, unbilled invoices, or other debts due to the Cap C Business, or the reserves with respect thereto, or accounts payable of the Cap C Business which would have a Material Adverse Effect.

3.2.23       Employment Relations.  (a) No unfair labour practice complaint against Cap C LP, the Cap C Business or the CLP is pending before any Governmental or Regulatory Authority; (b) there is no organized labour strike, dispute, slowdown or stoppage pending or to the knowledge of Newport or Communications Holdco, threatened against or involving the Cap C Business; (c) there are no labour unions representing or, to the knowledge of Newport or Communications Holdco, attempting to represent the employees of the Cap C Business who became employees of the CLP; (d) no claim or grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending against any of the Cap C Business, the CLP or Communications Holdco and to the knowledge of Newport or Communications Holdco, no such claim or grievance has been threatened; (e) no collective bargaining agreement is currently being negotiated by Cap C LP or the CLP; and (f) Cap C LP did not experience any work stoppage or similar organized labour dispute during the last three years. Except as set forth on Schedule 3.2.23, there is no legal action, suit, proceeding or claim pending or, to the knowledge of Newport, Capital C Holdco or the Cap C Principals or Communications Holdco, threatened between the Cap C Business, the CLP or Cap C LP and any employees or former employees of Cap C LP or the Cap C Business.

3.2.24       Pension and Other Benefit Plans.

(a)           Schedule 3.2.24 sets forth a true and complete list of all employee benefit plans, including, without limitation, pension/benefit plans maintained by Cap C LP and/or the CLP (each a "Plan").

(b)           Except as disclosed in Schedule 3.2.24 each Plan is, and has been, established, registered, qualified, administered and invested, in compliance with (i) the terms thereof, and (ii) all applicable Laws.

(c)           All obligations under the Plans (whether pursuant to the terms thereof or applicable Law) have been satisfied.

(d)           All contributions or premiums required to be paid to or in respect of each Plan have been paid in a timely fashion in accordance with the terms thereof and all applicable Law, and no Taxes, penalties or fees are owing or exigible under any Plan.

(e)           There are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any of the Plans.

(f)           No material changes have occurred in respect of any Plan since the date of the most recent financial, accounting or actuarial report, as applicable, issued in connection with any Plan, which could reasonably be expected to adversely affect the relevant report (including rendering it misleading in any material respect).

(g)           There have been no improper withdrawals or transfer of assets from any Plan.

(h)           None of the Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any insured Plan is reasonable and sufficient to provide for all incurred but unreported claims.

3.2.25       Interests in Customers, Suppliers, etc.  Except as set forth on Schedule 3.2.25, neither Newport nor to the knowledge of Newport or Communications Holdco (without making any inquiry of any member of the Related Group, as hereinafter defined), any officer, director, or employee of Cap C LP or the CLP immediately prior to the Closing Date, any parent, brother, sister, child or spouse of any such officer, director, key executive or employee of the CLP, Communications Holdco or Newport (collectively, the "Related Group"), or any Person controlled by anyone in the Related Group:

(a)           owns, directly or indirectly, any interest in (excepting for ownership, directly or indirectly, of less than 1/4 of 1% of the issued and outstanding shares of any class of securities of a publicly held and traded company), or received or has any right to receive payments from, or is an officer, director, employee, agent or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of Cap C LP or the CLP;

(b)           owns, directly or indirectly (other than through the ownership of Limited Partnership Units), in whole or in part, any tangible or intangible property that the CLP used in the conduct of the Cap C Business, other than immaterial personal items owned and used by employees at their work stations; or

(c)           has any cause of action or other claim whatsoever against, or owes any amount to, Cap C LP or the CLP, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

3.2.26       Bank Accounts and Powers of Attorney.  Set forth in Schedule 3.2.26 is an accurate and complete list showing (a) the name and address of, and account information for, each bank in which Cap C LP had immediately prior to the transfer of the Cap C Business to the CLP, or the CLP has, an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from Cap C LP or the CLP and a summary statement of the terms thereof.

3.2.27       Compensation of Employees.  Schedule 3.2.27 is an accurate and complete list showing: (a) the names and positions of all employees and exclusive consultants of the Cap C Business, or Cap C LP immediately prior to the transfer of the Cap C Business by Cap C LP to the Cap C Business, who are, or were being, compensated at an annualized rate of $50,000 or more, together with a statement of the current annual salary, and the annual salary, bonus and incentive compensation paid or payable with respect to calendar years 2008 and 2009, and a statement of the projected annual salary, bonus and incentive compensation payable with respect to the calendar year ended December 31, 2010, and the material fringe benefits of such employees and exclusive consultants not generally available to all employees of Cap C LP or the Cap C Business; (b) all bonus and incentive compensation paid or payable (whether by agreement, custom or understanding) to any employee of Cap C LP or the Cap C Business not listed in clause (a) above for services rendered or to be rendered during calendar years 2008 and 2009; (c) the names of all retired employees, if any, of Cap C LP or the Cap C Business who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from Cap C LP or the Cap C Business not covered by any pension plan to which Cap C LP or the Cap C Business is a party, their ages and current unfunded pension rate, if any; and (d) a description of the current severance and vacation policy of Cap C LP and the Cap C Business.  Neither Cap C LP nor the Cap C Business has, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period after the Closing Date (other than wage increases in the ordinary course of business).  Each of Cap C LP and the Cap C Business has properly classified and compensated all employees and consultants in accordance with all applicable Laws and Orders of any Governmental and Regulatory Authority.

3.2.28       Non-Contravention; Approvals and Consents.  The execution, delivery and performance by the CLP and Cap C LP of their respective obligations under this Agreement and the Conveyance Documents, as the case may be, and the consummation of the transactions contemplated hereby and thereby, as the case may be, will not (a) violate, conflict with or result in the breach of any provision of the declaration and limited partnership agreement (or other comparable documents) of the CLP and Cap C LP, (b) result in the violation by the CLP or Cap C LP of any Laws or Orders of any Governmental or Regulatory Authority, or (c) if the consents and notices set forth in Schedule 3.2.28 are obtained, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the CLP or Cap C LP to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of their respective assets or properties, or under any of the terms, conditions or provisions of any Contract to which the CLP or Cap C LP is a party or by which the CLP or Cap C LP or any of their respective assets or properties are or were bound. Except as set forth in Schedule 3.2.28, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the CLP or Cap C LP is a party, or by which their respective assets or properties were or are bound, for the execution and delivery of this Agreement or the Conveyance Documents, the performance by the CLP or Cap C LP of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

3.2.29       No Changes Since the Balance Sheet Date.  From the Balance Sheet Date through the date hereof, except as specifically stated on Schedule 3.2.29, neither Cap C LP nor the CLP (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any Lien, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $50,000; (v) made any distributions or dividend payments on any shares of its capital stock or equity participation rights, or redeemed, purchased or otherwise acquired any shares of its capital stock, or any option, warrant or other right to purchase or acquire any shares of capital stock or equity participation rights of Cap C LP or the CLP, (vi) made any bonus or profit sharing distribution, (vii) increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines, or made any loan to any Person other than to any employee for normal travel and expense advances, (viii) wrote down the value of any work-in-process, or wrote off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which individually or in the aggregate, were material to Cap C LP or the CLP, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who, whether as a result of such increase or prior thereto, received aggregate compensation from Cap C LP or the CLP at an annual rate of $100,000 or more, or except in the ordinary course of business to any other employees, (x) entered into any employment or exclusive consulting agreement which is not cancelable by Cap C LP or the CLP (and will not be cancelable by the CLP) without penalty or other financial obligation within 30 days, (xi) canceled or waived any claims or rights of material value, (xii) made any change in any method of accounting procedures, (xiii) otherwise conducted Cap C LP's business or the Cap C Business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, (xiv) amended or terminated any agreement which is material to their businesses, (xv) renewed, extended or modified any lease of real property or any lease of personal property, except in the ordinary course of business, or (xvi) agreed, whether or not in writing, to do any of the actions set forth in any of the above clauses.

3.2.30       Corporate Controls.  To the knowledge of the Cap C Principals, no officer, authorized agent, employee, consultant or any other Person while acting on behalf of Cap C LP, the Cap C Business or the CLP, has, directly or indirectly: used any corporate fund for unlawful contributions, gifts, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; participated in any racketeering activity; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favourable treatment in securing business or to obtain special concessions, or to pay for favourable treatment for business secured or for special concessions already obtained, and neither Communications Holdco, the Cap C Business nor the CLP have participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

3.2.31       Brokers.  No broker, finder, agent or similar intermediary has acted on behalf of Newport, Communications Holdco or the CLP in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by Communications Holdco, Capital C Holdco, the CLP or Newport in connection therewith based on any agreement, arrangement or understanding with any of them.

3.2.32       Repayment of Loans.  Except as set forth on Schedule 3.2.32, as of the Closing, all (i) intercompany indebtedness and (ii) indebtedness (including unpaid distributions) of the CLP or Capital CEK LP to Communications Holdco or Newport has been repaid in full, other than routine travel expense advances in the ordinary course of business and consistent in amount with past practice.

3.2.33       Disclosure.  No representation or warranty of Newport, Communications Holdco, Capital C Holdco or the Cap C Principals contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

3.2.34       Copies of Documents.  Communications Holdco and/or the Cap C Principals have caused to be made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article III.C or in any Schedule.

ARTICLE IV
REPRESENTATIONS OF THE PURCHASER

The Purchaser represents and warrants to Newport, the Cap C Principals, Capital C Holdco and Communications Holdco as follows:

Section 4.1        Existence and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Canada with full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

Section 4.2       Execution and Validity of Agreement.  The Purchaser has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of the Purchaser.  This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

Section 4.3        Litigation.  There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Purchaser, any investigation by), any Governmental or Regulatory Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its properties or rights with respect to this Agreement.  The Purchaser is not subject to any Order entered in any lawsuit or proceeding with respect to this Agreement or the transactions contemplated hereby.

Section 4.4        Non-Contravention; Approvals and Consents.  The execution, delivery and performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation and bylaws of the Purchaser, (b) result in the violation by the Purchaser of any Laws or Orders of any Governmental or Regulatory Authority applicable to the Purchaser or any of its assets or properties, or (c) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or, except for such Liens as may be created in connection with an MDC financing post-Closing, result in the creation or imposition of any Lien upon any of the respective assets or properties of the Purchaser, under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder or the consummation by the Purchaser of the transactions contemplated hereby.

Section 4.5        Brokers.  No broker, finder, agent or similar intermediary has acted on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Purchaser in connection therewith based on any agreement, arrangement or understanding with either of them.

Section 4.6        Investment Canada.  The Purchaser is not a “non-Canadian" within the meaning of the Investment Canada Act (Canada).

Section 4.7        Status. The Purchaser is not a person exempt from tax under section 149 of the ITA.

ARTICLE V
ACTIONS AT CLOSING

Simultaneously herewith:

Section 5.1       Pre-Closing Restructuring Proceedings. All proceedings taken in connection with the Reorganization and the Conveyance Documents and all documents incident thereto shall have been completed in form and substance satisfactory to the Purchaser and Newport and their respective counsel, and the Purchaser shall have received copies of all such documents and other evidences as it or its counsel reasonably requested in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

Section 5.2        Resolutions.  Each of Newport, Capital C Holdco and Communications Holdco shall have delivered to the Purchaser a copy of the resolutions of their respective partners, or board of directors, as the case may be, authorizing the execution, delivery and performance of this Agreement and the Conveyance Documents to which it is a party, and the transactions contemplated hereby and thereby. The Purchaser shall have delivered to the other parties hereto a copy of the resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 5.3        Required Approvals and Consents.  Newport and the Cap C Principals shall have obtained or given, at no expense to the Purchaser, and there shall not have been withdrawn or modified, any consents or approvals or other actions listed on Schedule 3.2.5 hereof (including without limitation, obtaining all such consents, approvals and/or waivers required under the Contracts listed on Schedule 3.2.12). Each such consent or approval shall be in a form satisfactory to counsel for the Purchaser, acting reasonably.

Section 5.4        Limited Partnership Agreement.  The Cap C Principals and the Purchaser shall have entered into the Amended and Restated CLP Agreement.

Section 5.5        Employment Agreements. The Cap C Principals shall have entered into an Employment Agreement with the CLP on terms and conditions satisfactory to the Purchaser.

Section 5.6        Non-Competition. Newport shall have entered into a Non-Competition Agreement with the Purchaser, and the Cap C Principals shall have entered into a Non-Competition Agreement with the Purchaser and CLP in the form and to the effect of Exhibit D hereto.

Section 5.7        Kenna LP Purchase Agreement. Cap C LP, Communications Holdco, the Kenna Principals, Newport and the Purchaser shall have entered into and delivered a purchase agreement pursuant to which Newport sells to the Purchaser its interests in Kenna Communications LP.

Section 5.8        Conveyance Documents.  Communications Holdco and the CLP shall have entered into the Conveyance Documents.

Section 5.9        Mutual Release.  Newport, the Cap C Principals and Communications Holdco, among others, shall have entered into a mutual release in the form of Exhibit E hereto, and the parties thereto shall have dismissed with prejudice the related pending litigation matters.

Section 5.10      Fortress Release of Liens.  Newport shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser of the release of all security interests encumbering the Purchased Units and the Acquired Cap C Assets.

ARTICLE VI
OTHER AGREEMENTS

Section 6.1        Tax Matters.

6.1.1         Tax Returns.  Communications Holdco, Newport, CLP and/or the Cap C Principals, as applicable, shall timely and properly prepare or cause to be prepared, execute, file and deliver all (i) Tax returns, information returns, Tax elections or other tax filings required to be filed by CLP, Cap C LP and Capital CEK LP in connection with the Reorganization (each a "LP Tax Filing"), and  (ii) all Tax elections required to be filed by Communications Holdco or Newport in connection with the Reorganization (each, a "Tax Election"), and shall permit the Purchaser to review and comment on each such LP Tax Filing or Tax Election prior to filing. Each of Communications Holdco and Newport shall include their respective share of any taxable income allocated to them in respect of their partnership interest in Cap C LP for the fiscal period ending on the dissolution of Cap C LP in their return filed under the ITA for the taxation year that includes the end of such fiscal period.

6.1.2         Tax Cooperation.  The Purchaser, Newport, Communications Holdco and the Cap C Principals shall cooperate fully as and to the extent reasonably requested by the other party, in connection with any Tax Filing pursuant to Section 6.1.1 or other Tax returns relating to the operations of the Cap C Business and any audit, litigation or other proceeding with respect to Taxes.

Section 6.2        Change of Name.  At the Closing or as soon as practicable after the Closing Date, Capital C Holdco shall execute appropriate documents to change its name to a name dissimilar to "Capital C", and promptly thereafter shall file any necessary documents to reflect the name change with the appropriate governmental authorities.

Section 6.3        Pre-Closing Distribution.

6.3.1         Return of Capital; Repayment of Loans.  Immediately prior to the commencement of the Reorganization: Newport and Communications Holdco shall have caused (i) Capital CEK LP to distribute to Newport $1,990,453 as a return of capital on the limited partnership units of Capital CEK LP held by Newport at October 31, 2010; and (ii) Capital CEK LP to repay in full Newport’s outstanding loans (including all accrued interest) to Capital CEK LP in the amount of $1,787,229.33 owing as of the Closing Date.

6.3.2         Return of Capital. As soon as reasonably practicable but not later than forty-five (45) days of the Closing, the Purchaser shall ensure that CLP and/or Kenna Communications LP distribute to Newport an amount equal to the amount due as a return of capital on the limited partnership units of Capital CEK LP held by Newport from November 1, 2010 until the Closing Date (the "November Capital Distribution"). The amount of the November Capital Distribution shall be determined by the Purchaser's auditor in accordance with GAAP based on the financial statements relating to the Kenna Business and the Cap C Business, and allocated in a manner consistent with the allocations from January 1, 2010 to October 31, 2010; provided, however, that any controversy, dispute, question or difference between the parties hereto regarding the determination of the November Capital Distribution shall be resolved by a senior officer of the Purchaser and a senior officer of Newport working in good faith to come to a mutually acceptable determination of the November Capital Distribution within 10 days of notice from Newport of such controversy, dispute, question or difference.

Section 6.4        Key Man Insurance.  Newport shall cause Newport Partners Income Fund to assign all current key man insurance policies relating to Tony Chapman, Glenn Chilton and Paul Quigley effective as of the Closing Date.

ARTICLE VII
SURVIVAL; INDEMNITY

Section 7.1        Survival.  Notwithstanding any right of any party hereto fully to investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement.  Subject to the limitations set forth in Section 7.6, the respective representations, warranties, covenants and agreements of Newport, Communications Holdco, the Cap C Principals, Capital C Holdco and the Purchaser contained in this Agreement shall survive the Closing for sixteen (16) months following the Closing Date.

Section 7.2        Obligation of Newport, Communications Holdco, Capital C Holdco and the Cap C Principals to Indemnify.

7.2.1         Newport Indemnity.  Subject to the limitations contained in Sections 7.2.3,  7.6.1 and 7.6.2, Newport hereby agrees to indemnify the Purchaser and its affiliates, stockholders, officers, directors, employees, agents, representatives and successors, permitted assignees of the Purchaser and their affiliates (individually, a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature (collectively, "Losses"), that may be imposed on or incurred by any Purchaser Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation contained in Article III.A or Article III.C hereof; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Purchaser Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of Newport contained in Article III.A or Article III.C hereof; (c) any breach or failure by Newport to comply with, perform or discharge any obligation, agreement or covenant by Newport contained in this Agreement; (d) any liability or obligation or any assertion against any Purchaser Indemnified Party, arising out of or relating, directly or indirectly, to any Excluded Asset or any Retained Liability (as such terms are defined in the Conveyance Documents) or other liability arising, in whole or in part, out of the conduct of the business of Cap C LP or any of its subsidiaries or successors, if any, prior to the Closing except for the Assumed Liabilities (as such term is defined in the Conveyance Documents); (e) any litigation or claim disclosed on Schedule 3.2.3 to this Agreement; and (f) any liability or obligation arising out of or relating, directly or indirectly, to the classification of any individual performing services for Cap C LP as an independent contractor, as a freelancer, as a consultant or in any other capacity other than as an employee.

7.2.2          Indemnity by Cap C Indemnitors.  Subject to the limitations contained in Sections 7.2.3, 7.6.1 and 7.6.2, the Cap C Indemnitors hereby agree, jointly and severally, to indemnify the Purchaser Indemnified Parties against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for, any and all Losses that may be imposed on or incurred by any Purchaser Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation contained in Article III.B or Article III.C hereof; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Purchaser Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of Communications Holdco, Capital C Holdco or the applicable Cap C Principals contained in Article III.B or Article III.C hereof; (c) any breach or failure by Communications Holdco, Capital C Holdco or the applicable Cap C Principals to comply with, perform or discharge any obligation, agreement or covenant by Communications Holdco, Capital C Holdco or the applicable Cap C Principals contained in this Agreement; (d) any liability or obligation or any assertion against any Purchaser Indemnified Party, arising out of or relating, directly or indirectly, to any Excluded Asset or any Retained Liability (as such terms are defined in the Conveyance Documents) or other liability arising, in whole or in part, out of the conduct of the business of Cap C LP or any of its subsidiaries or successors, if any, prior to the Closing except for the Assumed Liabilities (as such term is defined in the Conveyance Documents); (e) any litigation or claim disclosed on Schedule 3.2.3 to this Agreement; and (f) any liability or obligation arising out of or relating, directly or indirectly, to the classification of any individual performing services for Cap C LP as an independent contractor, as a freelancer, as a consultant or in any other capacity other than as an employee.

7.2.3          Notwithstanding anything to the contrary contained herein, Newport's obligation to indemnify the Purchaser Indemnified Parties under this Agreement shall only occur after the aggregate amount of all Losses claimed by the Purchaser Indemnified Parties against the Cap C Indemnitors (including Losses previously claimed by the Purchaser Indemnified Parties against the Cap C Indemnitors) exceeds $750,000.  Any such claims made against the Cap C Indemnitors may be made against Newport if such claims remain unpaid by the Cap C Indemnitors or any of them after sixty (60) days from the date of claim; provided that the Cap C Indemnitors have acted in good faith in response to such claim and that the Purchaser shall have exercised its commercially reasonable efforts to recover against such claim (including exercising its right to offset any claim for indemnity against payments due and/or payable to Capital C Holdco or the Cap C Principals in accordance with Section 7.5).

7.2.4         Losses.  The term "Losses" as used in this Article VII is not limited to matters asserted by third parties against any Purchaser Indemnified Party but includes Losses incurred or sustained by a Purchaser Indemnified Party in the absence of Third Party Claims (as defined in Section 7.4.2 hereof).

Section 7.3        Obligation of the Purchaser to Indemnify.

7.3.1         Subject to the limitations set forth in Section 7.6.3 hereof, the Purchaser hereby agrees to indemnify Newport (together with its affiliates, partners, officers, directors, employees, agents, representatives, successors and permitted assigns, collectively, the "Newport Indemnified Parties"), Communications Holdco, Capital C Holdco and the Cap C Principals (individually a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") against, and to protect, save and keep harmless the Seller Indemnified Parties from, and to pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for, any and all Losses that may be imposed on or incurred by the Seller Indemnified Parties as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation of the Purchaser contained in Article IV hereof; or (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Seller Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of the Purchaser contained in Article IV hereof; or (c) any breach or failure by the Purchaser to comply with, perform or discharge any obligation, agreement or covenant by the Purchaser contained in this Agreement.

7.3.2         The Purchaser shall indemnify the Newport Indemnified Parties against, and protect, save and keep harmless the Newport Indemnified Parties from, any Taxes (within the meaning of Section 3.2.14 hereof) incurred by the Newport Indemnified Parties solely as a result of the Reorganization (including any of the individual transactions forming part thereof), without duplication, in an aggregate amount not to exceed $1 million (the "Newport Reorganization Indemnity"). For greater certainty, the Newport Reorganization Indemnity shall exclude any Taxes which would, but for the Reorganization, have been incurred by Newport in connection with the sale of its partnership interest in Capital CEK LP or Cap C LP.  Notwithstanding anything to the contrary, the Purchaser shall not indemnify the Newport Indemnified Parties in respect of any Taxes imposed on Newport which were existing liabilities of Capital CEK LP or its affiliates at the time of, or arising in connection with any matter or omission occurring prior to, the commencement of the Reorganization.

Section 7.4        Indemnification Procedures.

7.4.1            Non-Third Party Claims.

(a)           In the event that any Person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification which does not involve a Third Party Claim (as defined in Section 7.4.2) (a "Non-Third Party Claim"), against which a Person is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice to the Indemnifying Party (the "Non-Third Party Claim Notice"), which Non-Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party.

(b)           The Indemnifying Party may acknowledge and agree by written notice (the "Non-Third Party Acknowledgement of Liability") to the Indemnified Party to satisfy the Non-Third Party Claim within 30 days of receipt of the Non-Third Party Claim Notice.  In the event that the Indemnifying Party disputes the Non-Third Party Claim, the Indemnifying Party shall provide written notice of such dispute (the "Non-Third Party Dispute Notice") to the Indemnified Party within 30 days of receipt of the Non-Third Party Claim Notice (the "Non-Third Party Dispute Period"), setting forth a reasonable basis of such dispute.  In the event that the Indemnifying Party shall fail to deliver the Non-Third Party Acknowledgement of Liability or Non-Third Party Dispute Notice within the Non-Third Party Dispute Period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay the Non-Third Party Claim in full and to have waived any right to dispute the Non-Third Party Claim.  Once the Indemnifying Party has acknowledged and agreed to pay any Non-Third Party Claim pursuant to this Section 7.4.1, or once any dispute under this Section 7.4.1 has been finally resolved in favour of indemnification by a court or other tribunal of competent jurisdiction, subject to the provisions of Section 7.6.1, the Indemnifying Party shall pay the amount of such Non-Third Party Claim to the Indemnified Party within 10 days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

7.4.2            Third-Party Claims.

(a)           In the event that any Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement in respect of which such Indemnified Party is entitled to indemnification by an Indemnifying Party under this Agreement (a "Third Party Claim"), the Indemnified Party shall give written notice to the Indemnifying Party (the "Third Party Claims Notice") within 20 days after asserting or learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third Party Claim.  The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The Indemnifying Party must provide written notice to the Indemnified Party that it is either (i) assuming responsibility for the Third Party Claim or (ii) disputing the claim for indemnification against it (the "Indemnification Notice")  The Indemnification Notice must be provided by the Indemnifying Party to the Indemnified Party within 15 days after receipt of the Third Party Claims Notice or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim (the "Indemnification Notice Period").

(b)           If the Indemnifying Party provides an Indemnification Notice to the Indemnified Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim (the "Defense Notice"), the Indemnifying Party shall conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party.  The Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such claim ("Defense Counsel"); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed, except that such approval may be withheld if the defense is to be in the name of the Indemnified Party.  In the event that the Indemnifying Party fails to give the Indemnification Notice within the Indemnification Notice Period, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without the prior consent of the Indemnifying Party and subject to the provisions of Section 7.6.1, the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(c)           In the event that the Indemnifying Party provides in the Indemnification Notice that it disputes the claim for indemnification against it, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, without the prior consent of the Indemnifying Party. Once such dispute has been finally resolved in favour of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Party and Indemnifying Party, subject to the provisions of Section 7.6.1, the Indemnifying Party shall within 10 days of the date of such resolution or agreement, pay to the Indemnified Party all Losses paid or incurred by the Indemnified Party in connection therewith.

(d)           In the event that the Indemnifying Party delivers an Indemnification Notice pursuant to which it elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party.  The Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.  The Indemnifying Party will not settle the Third Party Claim or cease to defend against any Third Party Claim as to which it has delivered an Indemnification Notice (as to which it has assumed responsibility for the Third Party Claim), without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, such consent may be withheld if, among other reasons, as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(e)           If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, which provides for a full release of the Indemnified Party and its affiliates relating to the Third Party Claims underlying the offer of settlement and solely for a monetary payment, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

(f)           Notwithstanding clause (d) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim that (i) seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) involves criminal allegations against the Indemnified Party or (iii) may lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement.

(g)           A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 7.4.2 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

Section 7.5        Right of Offset.  Without limiting any other rights or remedies available to it, the Purchaser shall be entitled to offset any claim for indemnity made pursuant to Section 7.2 and in accordance with Section 7.4, against any payments due and/or payable to Capital C Holdco or the Cap C Principals, including, without limitation, up to $2,750,000 of any payments made pursuant to the limited partnership unit purchase agreement (the "13% Purchase Agreement") of even date made among Capital C Holdco, the Cap C Principals and the Purchaser pursuant to which the Purchaser indirectly acquired an additional approximately 13% limited partnership interest in CLP, provided, however, the Purchaser may only exercise such right of offset in respect of claims relating to Losses actually incurred by a Purchaser Indemnified Party (in which case the amount of such offset shall be the amount of such actual Loss) or claims actually asserted by a third party (in which case the amount of the offset shall not exceed the Purchaser's good faith estimate of the amount of indemnifiable Losses that will ultimately be payable to a Purchaser Indemnified Party in respect of such claims).

Section 7.6        Limitations On and Other Matters Regarding Indemnification.

7.6.1         Indemnity Cushion and Cap.  Subject to Section 7.6.5, neither Newport, nor the Cap C Indemnitors shall have any liability to any Purchaser Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 7.2 until such time as the amount of such liability shall exceed $100,000 in the aggregate (in which case Newport and the Cap C Indemnitors shall be severally liable for all Losses).  Notwithstanding anything to the contrary herein, subject to Section 7.6.5 below, (a) the maximum aggregate liability of Newport for indemnity payments under Section 7.2.1 shall be an aggregate amount equal to $3,500,000; and (b) the maximum aggregate joint and several liability of the Cap C Indemnitors for indemnity payments under Section 7.2.2 shall be an aggregate amount equal to the sum of $750,000 plus a right of setoff of all "Contingent Payments" (as defined in the 13% Purchase Agreement) payable pursuant to the 13% Purchase Agreement, subject to a maximum aggregate of such Contingent Payments of $2,750,000.

7.6.2         Termination of Indemnification Obligations of Newport and the Cap C Principals.  Subject to Section 7.6.5, the obligation of Newport, Capital C Holdco and the Cap C Principals to indemnify under Section 7.2 hereof shall terminate sixteen (16) months following the Closing Date, except as to matters as to which the Purchaser Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

7.6.3         Termination of Indemnification Obligations of the Purchaser; Purchaser Indemnity Cap.  Subject to Section 7.6.5, the obligation of the Purchaser to indemnify under Section 7.3 hereof shall terminate sixteen (16) months following the Closing Date, except as to matters as to which any Seller Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto for such party shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied. The Purchaser shall have no liability to the Seller Indemnified Parties with respect to Losses arising out of any of the matters referred to in Section 7.3 until such time as the amount of such liability shall exceed $100,000 in the aggregate.  Notwithstanding anything to the contrary herein, the maximum aggregate liability of the Purchaser for indemnity payments under this Agreement shall be an aggregate amount equal to $6,000,000.

7.6.4         Treatment.  Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VII shall be treated by the parties as an adjustment to the Purchase Price.

7.6.5         Exceptions.  Each of the limitations set forth above in this Section 7.6 shall in no event (a) apply to any Losses incurred by a Purchaser Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by Newport, Communications Holdco, Capital C Holdco or the Cap C Principals; (ii) any breach of a representation or warranty contained in Sections 3.1.1, 3.1.3, 3.1.5, 3.2.1, 3.2.5, 3.2.9 or 3.2.14, and (iii) any indemnification obligation under Sections 7.2.1(d), 7.2.2(c) and (d); and (iv) the obligations of Newport, Communications Holdco, Capital C Holdco and the Cap C Principals set forth in Section 8.1 to pay certain expenses; or (b) apply to any Losses incurred by a Seller Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by the Purchaser and (ii) the Purchaser's obligations set forth in Section 8.1 to pay certain expenses.

7.6.6         Indemnification Sole Remedy. Except as otherwise expressly provided in this Agreement or as it relates to any claim for fraud or intentional misrepresentation, the indemnifications provided for in this Article VII constitute the sole remedy available to an Indemnified Party hereunder with respect to any and all breaches or failures of representations, warranties, covenants, conditions, agreements or obligations contained in this Agreement.  In furtherance of the foregoing, each of the parties hereby waives to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action it may have against the other parties relating to the subject matter of this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.1        Expenses.  Except as otherwise provided in this Agreement, each of the parties hereto shall pay its or his own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its respective counsel, financial advisors and accountants and any brokerage commissions, finder's fees, consulting fees, break-up or termination fees, or similar fees or commissions.

Section 8.2        Governing Law; Service of Process and Consent to Jurisdiction.  The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforceability of this Agreement), shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 8.3        "Person" Defined.  "Person" shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

Section 8.4        "Knowledge" Defined.  Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of Newport, Capital C Holdco or any Cap C Principal, such term shall be limited to the actual knowledge of the executive officers of Newport, Capital C Holdco or the Cap C Principals, respectively, and unless otherwise stated, such knowledge that would have been discovered by the executive officers of Newport, Capital C Holdco or the applicable Cap C Principal, respectively, after reasonable inquiry.  Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of the Purchaser, as the case may be, such term shall be limited to the actual knowledge of the executive officers of such entity and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable inquiry.

Section 8.5        "Affiliate" Defined.  As used in this Agreement, an "affiliate" of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

Section 8.6         Captions.  The Article and Section headings used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.7        Publicity.  Subject to the provisions of the next sentence, no party to this Agreement shall, and Newport and Capital C Holdco shall use their reasonable efforts to ensure that no representative of either of them shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Purchaser.  Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that the Purchaser or Newport is required to make any announcement relating to or arising out of this Agreement by virtue of the securities laws of the United States or Canada or the rules and regulations promulgated thereunder or other rules of the NASDAQ Stock Market, Toronto Stock Exchange or the United States Securities and Exchange Commission or any announcement by any party hereto pursuant to applicable law or regulations.

Section 8.8        Notices.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand or courier, (b) three days after the date of deposit in the mail, postage prepaid, or (c) the next business day if sent by a prepaid overnight courier service, and in each case at the respective addresses set forth below or such other address as such party may have fixed by notice:

(a)           If to the Purchaser, addressed to:

c/o MDC Partners Inc.
45 Hazelton Avenue
Toronto, Ontario
Canada M5R 2E3

Attention:  Gavin Swartzman

with a copy to (which shall not constitute notice):

c/o MDC Partners Inc.
950 Third Avenue
New York, New York 10022

Attention:  General Counsel

(b)           If to Newport, to:

469 King Street West
4th Floor
Toronto, Ontario  M5V 1K4

Attention:         Keith Halbert
Facsimile:          (416) 867-7595

with a copy to (which shall not constitute notice):

Ogilvy Renault LLP
Royal Bank Plaza, South Tower, Suite 3800

200 Bay Street, P.O. Box 84
Toronto, Ontario  M5J 2Z4

Attention:        Walied Soliman
Facsimile:         (416) 216-3930

(c)           If to Capital C Holdco, to:

340 King Street East, 5th Floor
Toronto, Ontario  M5A 1K8

Attention:        Tony Chapman
Facsimile:         (416) 777-0060

with a copy to (which shall not constitute notice):

Hughes, Dorsch, Garland, Coles LLP
365 Bay Street, Suite 400
Toronto, Ontario  M5H 2V1

Attention:         Michie T. Garland
Facsimile:          (416) 861-1147

(d)           If to the Cap C Principals, to:

Victoria Calverley
17455 Dufferin Street, R.R. #2
Newmarket, Ontario  L3Y 4V9

and

Tony Chapman
241 Dawlish Avenue
Toronto, Ontario  M4N 1J2

with a copy to (which shall not constitute notice):

Hughes, Dorsch, Garland, Coles LLP
365 Bay Street, Suite 400
Toronto, Ontario  M5H 2V1

Attention:         Michie T. Garland
Facsimile:          (416) 861-1147

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

Section 8.9        Parties in Interest.  This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law.  Any purported transfer, assignment, pledge, or hypothecation (other than by operation of law) of this Agreement shall be void and ineffective.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 8.10      Severability.  In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

Section 8.11      Counterparts.  This Agreement may be executed in two or more counterparts or by facsimile transmission, all of which taken together shall constitute one instrument.

Section 8.12      Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto, constitutes the sole, exclusive and only agreements of the parties hereto pertaining to the subject matter hereof, contains all of the covenants, conditions and agreements between the parties, express or implied, whether by statute or otherwise, and sets forth the respective rights, duties and obligations of each party to the other party as of the date hereof. No oral understandings, oral statements, oral promises or oral inducements relating to the subject matter hereof exist.

Section 8.13      Amendments.  This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by each of the parties hereto.

Section 8.14      Third Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted under Section 8.9.

Section 8.15      Use of Terms.  Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.  Whenever used in this Agreement, the terms "Dollars" and "$" shall mean Canadian Dollars.

Section 8.16      "Liens" Defined.  With respect to any asset, a "Lien" shall mean (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financial lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Section 8.17      No Strict Construction; Representation by Counsel.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties acknowledges that it has been represented by legal counsel in connection with the preparation and execution of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Limited Partnership Unit Purchase Agreement, on the day and year first above written.

MDC PARTNERS INC.

Per:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: General Counsel

NEWPORT PARTNERS HOLDINGS LP, by its general partner NPY GP TRUST, by its trustee NEWPORT PARTNERS GP INC.

Per:	/s/ Adrian Montgomery
Name: Adrian Montgomery
Title: Vice President

CAP C LP HOLDCO INC.

Per:	/s/ Tony Chapman
Name: Tony Chapman
Title: President

2265178 ONTARIO LIMITED

Per:	/s/ Tony Chapman
Name: Tony Chapman
Title: Authorized Signatory

/s/	/s/ Tony Chapman
Witness	Tony Chapman

/s/	/s/ Victoria Calverley
Witness	Victoria Calverley